                                                                    EXHIBIT 99.1

                                                     CONTACT: Frank M. Jerneycic
                                                       Learning Care Group, Inc.
                                                  21333 Haggerty Road, Suite 300
                                                                  Novi, MI 48375
                                                                    248-697-9000


                           LEARNING CARE GROUP REPORTS
          IMPROVED COMPARABLE CENTER REVENUE AND OPERATING RESULTS FOR
                        THE FIRST QUARTER OF FISCAL 2005

NOVI, MI September 7, 2004 -- Learning Care Group, Inc. (NASDAQ: LCGI) today announced operating results for the 16 weeks (first quarter 2005) ended July 23, 2004. Improved comparable center revenue (centers opened 18 months or longer) and operating results were the highlights for the quarter.

Net revenue for first quarter 2005 increased $4.2 million, or 6.8%, from the same period last year to $66.5 million. Learning Center revenue increased $3.7 million. Increased revenue was achieved through a combination of increased tuition rates and enrollments. Childtime Learning Centers revenue increased $2.0 million, with comparable Childtime center revenue increasing 5.0%. Tutor Time Learning Centers revenue increased $1.7 million, with comparable Tutor Time center revenue increasing 6.8%. Franchise Operations revenue, increased $0.5 million, or 25.5%, from the same period last year to $2.3 million.

The increase in Franchise Operations revenue is a result of royalties generated from revenue increases experienced by the Company's franchisees and franchise fees. Tutor Time franchisee-owned centers reported revenue of $40.2 million for the quarter, an increase of 11.4% from the same period last year, with comparable center revenue increasing 8.7% for the quarter. First quarter 2005 systemwide sales, which includes revenue from franchisee-owned and company-owned centers, grew to $104.0 million, an increase of 8.1% from the same period last year.

Gross profit for first quarter 2005 increased $1.4 million, or 17.4%, from the same period last year to $9.4 million. This increase consisted of a $0.9 million increase in Learning Center gross profit and a $0.5 million increase in Franchise Operations gross profit. The increase in Learning Center gross profit was primarily a result of revenue increases and decreases in personnel expenses as a percentage of net revenue resulting from improved labor efficiencies. The increase in Franchise Operations gross profit was the result of increased revenue.

Operating income for first quarter 2005 increased $1.3 million from the same period last year to $1.9 million. The improvement was primarily attributable to increased gross profit ($1.4 million), and a gain on the sale of assets ($0.5 million) offset by increased general and administrative expenses ($0.6 million) and an increase in depreciation and amortization ($0.1 million).



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Net income improved to $1.0 million for first quarter 2005, compared to a net loss of ($0.3 million) for the same period last year. The improvement was primarily attributable to increased operating income of $1.3 million.

First quarter 2005 net income per share was $0.05 on a basic and diluted basis as compared to a net loss of ($0.02) on a basic and diluted basis for the same period last year. On May 16, 2003, the Company completed a rights offering under which it issued 14.1 million shares of common stock. Accordingly, the weighted average shares outstanding were 19.8 million and 13.3 million for the 16 weeks ended July 23, 2004 and July 18, 2003, respectively.

Bill Davis, President and Chief Executive Officer commented, "During all of fiscal 2004, we reported quarterly year over year improvements in operating results, which were achieved primarily as a result of cost reductions. While we continue to achieve cost reductions, we have increased our focus on revenue growth, and this quarter our initiatives have resulted in strong comparable center revenue gains. Comparable center revenue for the quarter increased 5.0% for our Childtime centers and 6.8% for our Tutor Time centers, which compare to less than 2.0% for fiscal 2003 and 2004. We are excited about the continued operating improvements and the second consecutive quarter of positive net income. We expect to see a continuation of strong comparable center revenue and improvements in year over year operating results."

                     SELECTED INCOME STATEMENT DATA
                 ($ IN THOUSANDS, EXCEPT PER SHARE DATA)


                                              16 WEEKS ENDED
================================================================================
                                   JULY 23, 2004        JULY 18, 2003
--------------------------------------------------------------------------------

         Revenue, net             $       66,525      $       62,296
--------------------------------------------------------------------------------

         Gross profit             $        9,402      $        8,011
--------------------------------------------------------------------------------

       Operating income           $        1,911      $          640
--------------------------------------------------------------------------------

       Net income (loss)          $          957      $         (270)
--------------------------------------------------------------------------------

 Basic and diluted net            $         0.05      $        (0.02)
     income (loss)
       per share
--------------------------------------------------------------------------------



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                           SELECTED BALANCE SHEET DATA
                                 (IN THOUSANDS)

================================================================================
                                JULY 23, 2004     APRIL 2, 2004
--------------------------------------------------------------------------------
    Total Current Assets           $18,025           $16,191
--------------------------------------------------------------------------------

        Total Assets               $87,775           $85,619
--------------------------------------------------------------------------------

  Total Current Liabilities        $33,697           $28,133
--------------------------------------------------------------------------------

      Total Liabilities            $49,782           $48,613
--------------------------------------------------------------------------------

    Shareholders' Equity           $37,993           $37,006
--------------------------------------------------------------------------------


ABOUT LEARNING CARE GROUP, INC.

Learning Care Group, Inc. is the parent company of Tutor Time Child Care/Learning Centers and Childtime Learning Centers. As one of the nation's premier child care providers, the Company has grown into a network of 465 centers, including operations in 27 states and internationally. For more information on the Learning Care Group please call 248-697-9000 or visit www.learningcaregroup.com.

Statements included herein that are not historical facts are forward-looking statements pursuant to the safe harbor provisions of the Private/Securities Litigation Reform Act of 1995. Forward-looking statements, including beliefs of future profitability, involve a number of risks and uncertainties, including, but not limited to, continuation of federal and state assistance programs, demand for child care as well as general economic conditions, pricing and competition. Accordingly, actual results could differ materially from those projected in such forward-looking statements.


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